SIGNATURES

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Michael W. Clarke his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Form 10-K and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, and his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael W. Clarke
Michael W. Clarke	President, Chief Executive Officer & Director	March 18, 2013
(Principal Executive Officer)

/s/ John W. Edgemond IV		March 18, 2013
John W. Edgemond IV	Director

/s/ Martin S. Friedman
Martin S. Friedman	Director	March 18, 2013

/s/ James L. Jadlos
James L. Jadlos	Chairman & Director	March 18, 2013

/s/ Thomas M. Kody
Thomas M. Kody	Director	March 18, 2013

/s/ Robert C. Shoemaker
Robert C. Shoemaker	Director	March 18, 2013

/s/ J. Randolph Babbitt
J. Randolph Babbitt	Director	March 18, 2013

/s/ Margaret M. Taylor
Margaret M. Taylor	Senior Vice President and Chief Financial Officer	March 18, 2013
(Principal Financial Officer and Principal
Accounting Officer)